Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-226426

January 14, 2019

FedEx Corporation

Final Term Sheet

€640,000,000 0.700% Notes due 2022

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated January 14, 2019 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 30, 2018 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-226426.

0.700% Notes due 2022 (the “Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	€640,000,000 0.700% Notes due 2022

Principal Amount:	€640,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	January 14, 2019

Settlement Date (T+4):	January 18, 2019

Maturity Date:	May 13, 2022

Interest Payment Dates:	Annually on each May 13, commencing May 13, 2019 (short first coupon)

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:	Make-whole call at DBR+20 basis points

Redemption for Tax Reasons:

If certain events occur involving changes in United States taxation, we may redeem the Notes in whole at 100% of principal amount of the Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	OBL 0.000% due April 8, 2022 (OBL #175)

Benchmark Security Price / Yield:	101.75 / -0.537%

Spread to Benchmark Security:	+125.9 basis points

Mid-Swap Yield (interpolated):	-0.028%

Spread to Mid-Swap Yield:	+75 basis points

Reoffer Yield:	0.722%

Coupon:	0.700% per annum

Price to Public:	99.929% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X BT2

Common Code / ISIN:	193706088 / XS1937060884

Listing:	FedEx Corporation intends to apply to list the Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	State of New York

Joint Book-Running Managers:	BNP Paribas
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
ING Bank N.V.
Wells Fargo Securities International Limited

Co-Managers:	Goldman Sachs & Co. LLC
HSBC Bank plc
J.P. Morgan Securities plc
Merrill Lynch International
Mizuho International plc
Morgan Stanley & Co. International plc
Regions Securities LLC
Scotiabank Europe plc
SunTrust Robinson Humphrey, Inc.

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II professionals/ECPs-only/No PRIIPs KID:  Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).  No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated January 14, 2019 and the accompanying Base Prospectus dated July 30, 2018 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) BNP Paribas toll-free at 1-800-854-5674, (ii) Citigroup Global Markets Limited toll-free at 1-800-831-9146, (iii) Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, (iv) ING Bank N.V. toll-free at +31 20 563 8899 or (v) Wells Fargo Securities International Limited toll-free at 1-800-645-3751.

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